UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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TEXTRON INC.

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April 6, 2021

Dear Textron Inc. Shareholder:

We are writing to ask for your support for the Advisory Vote on Executive Compensation (“Say-on-Pay”) to be considered at Textron’s upcoming annual meeting of shareholders on April 28, 2021.

Institutional Shareholder Services (“ISS”) has issued its voting recommendations for Textron’s annual meeting, including a recommendation AGAINST our Say-on-Pay vote. ISS has put forth this recommendation despite the fact that its quantitative analysis indicates a LOW level of concern. ISS states that:

“The annual incentive program is predominantly based on pre-set financial and operational goals and, although the company made certain adjustments to actual results due to the impact of COVID-19, the adjustments and considerations were clearly disclosed, the CEO elected to not receive an adjusted payout, and payouts for other NEOs were reasonable. Further, in response to shareholder feedback following the 2019 AGM, the company implemented a new LTI program, under which performance shares are now based on multi-year performance goals.... Moreover, pay and performance are reasonably aligned for the year in review.”

Nonetheless, ISS supports its AGAINST recommendation with its opinion that Textron’s Organization and Compensation (“O&C”) Committee demonstrated “limited responsiveness” to the relatively low Say-on-Pay vote at the 2020 annual meeting. We can assure you that this is not accurate or based on the facts or history of what has transpired in the past two years. In response to the 2019 Say-on-Pay vote, Textron’s O&C Committee worked diligently to address concerns identified by shareholders and implemented corresponding changes to our long-term executive compensation program. This redesign included but was not limited to input from a proactive shareholder engagement process as well as extensive assistance from a new, independent O&C Committee consultant hired in July 2019.

Following the results of the 2020 annual meeting and discussion with O&C Committee, management reached out to shareholders representing over 70% of our outstanding shares, including those who voted AGAINST and ABSTAINED, to engage with them and to hear their views on our executive compensation program. Many shareholders responded that they did not believe a call was necessary and others simply did not respond to our outreach. We had very constructive conversations with shareholders representing approximately 34% of our outstanding shares. We communicated in advance the topics to be discussed, names and titles of the Textron team proposed to be on the call and asked for shareholder input; not one shareholder requested that a Board member be included on the call. Had any of our shareholders requested participation by a Board member, we would certainly have arranged that, as we did upon such requests in 2019. The O&C Committee was updated regularly, including at a meeting added to their schedule for this purpose in 2020.

As we disclosed in our proxy statement, the shareholders with whom we spoke, including those who voted AGAINST and ABSTAINED on our proposal in 2020, provided positive feedback with respect to the announced design changes to our long-term incentive compensation program for 2020. These shareholders stated that they did not believe additional changes were needed to our executive compensation program beyond those already announced.

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April 6, 2021

Of those who voted AGAINST our Say-on-Pay proposal in 2020, only one shareholder agreed to participate in an engagement call with us and its feedback was consistent with the others. Additionally, a shareholder who ABSTAINED on the Say-on-Pay vote, which counted as a vote AGAINST the proposal, spoke with us. Through that conversation, we learned that the shareholder’s policy is to ABSTAIN from the vote whenever the Say-on-Pay vote covers a compensation program that has already been replaced with a substantially new program, which was the case for Textron. Importantly, these AGAINST/ABSTAIN shareholders did not identify any need for additional compensation program changes, which was taken into consideration by the O&C Committee.

Following the 2020 Say-on-Pay vote, we also listened to the views of our shareholders related to companies making adjustments to executive compensation due to the impacts of COVID-19. The O&C Committee was careful to incorporate these insights as they evaluated potential COVID-19 adjustments and made their compensation decisions later in the year.

Throughout this engagement process, shareholder feedback on compensation matters was promptly presented and discussed with the O&C Committee and shared with the Board. Textron’s O&C Committee has been clearly responsive to shareholder concerns relating to executive compensation matters and has made changes where appropriate and in line with shareholder feedback both in connection with the extensive 2020 redesign of long-term incentive compensation and more recently with its 2020 compensation decisions, which ISS determined were reasonably aligned with performance. All steps taken and changes made were clearly disclosed to shareholders in the proxy. The O&C Committee has been and continues to be very much engaged and responsive to shareholder concerns and welcomes the opportunity to meet with shareholders.

We respectfully request your “FOR” vote on our Say-on-Pay proposal at this year’s annual meeting.

/s/James Ziemer

_____________________________

James Ziemer

Chair, Textron’s O&C Committee

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